Exhibit 99.1

Principia Biopharma Reports Third Quarter Financial Results

SOUTH SAN FRANCISCO, Calif., November 06, 2018 – Principia Biopharma Inc. (Nasdaq: PRNB), a clinical-stage biopharmaceutical company dedicated to bringing transformative oral therapies to patients with significant unmet medical needs in immunology and oncology, today announced financial results for the third quarter ended September 30, 2018.

“The completion of our IPO with gross proceeds of approximately $122.2 million was the highlight of the third quarter for Principia. In addition, we continued with preparations for our upcoming PRN1008 Phase 3 trial in patients with pemphigus, and we achieved an important milestone in our collaboration with Sanofi for our BTK inhibitor PRN2246,” said Martin Babler, Chief Executive Officer of Principia.

Third Quarter Financial Results

For the three months ended September 30, 2018, Principia reported net income of $6.7 million compared to a net loss of $7.1 million for the same period in 2017.

Collaboration revenue was $18.6 million for the three months ended September 30, 2018, compared to $1.5 million for the same period in 2017. The increase was due to the revenue recognition of an upfront payment of $40.0 million received in December 2017, as well as the revenue recognition of milestone payments totaling $15.0 million received in 2018, related to the Company’s collaboration with Sanofi.

Total research and development expenses were $9.2 million for the three months ended September 30, 2018, including stock-based compensation expense of $0.3 million, compared to $6.1 million for the same period in 2017, including stock-based compensation expense of $0.2 million. The increase in total research and development expenses was mainly due to an increase in PRN1008 program costs related to the initiation of an ITP clinical trial in December 2017, certain manufacturing campaigns as well as an increase in employee related expenses.

General and administrative expenses were $2.9 million for the three months ended September 30, 2018, including stock-based compensation expense of $0.4 million, compared to $1.3 million for the same period in 2017, including stock-based compensation expense of $0.1 million. The increase in total general and administrative expenses was primarily attributable to employee related expenses and facility costs.

Cash, cash equivalents, and short-term investments were $188.3 million as of September 30, 2018, compared to $41.1 million as of December 31, 2017.  The increase in cash reflects net proceeds of $49.8 million from Principia’s Series C convertible preferred stock financing, and $113.6 million from Principia’s initial public offering (IPO).

About Principia Biopharma

Principia Biopharma is a clinical-stage biopharmaceutical company dedicated to bringing transformative oral therapies to patients with significant unmet medical needs in immunology and oncology. Principia’s proprietary Tailored Covalency® platform enables the Company to design and develop reversible and irreversible covalent, small molecule inhibitors with potencies and selectivities that have the potential to rival those of injectable biologics, yet maintain the convenience of a pill. PRN1008, a reversible covalent BTK inhibitor, is being evaluated in a Phase 2 clinical trial in patients with pemphigus, an orphan autoimmune disease, and in a Phase 2 clinical trial in patients with immune thrombocytopenic purpura, a rare hematological disease.  PRN2246, a low dose covalent BTK inhibitor which crosses the blood-brain barrier, is being developed for multiple sclerosis and, potentially, for other diseases of the central nervous system.  It has completed dosing in a Phase 1 clinical trial in healthy volunteers and has been partnered to Sanofi. PRN1371, a covalent inhibitor of Fibroblast Growth Factor Receptor, or FGFR, is being evaluated in a Phase 1 trial in patients with solid tumors. For more information, please visit www.principiabio.com

Forward-Looking Statements

This press release contains forward-looking statements. All statements other than statements of historical fact contained herein are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, Principia’s expectations regarding the Principia pipeline of product candidates, Principia’s relationship with partners including Sanofi Genzyme, and the initiation of PRN1008 Phase 3 clinical trials. Such forward-looking statements involve known and unknown risks, uncertainties, and other important factors that may cause Principia’s actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the risks and uncertainties of the clinical development process and of clinical trial recruitment; risks and uncertainties about the efficacy, safety and tolerability of our product candidates; risks that early research or clinical results may be materially different from future clinical results; risks and uncertainties regarding Principia’s reliance on third-party organizations, such as contract research organizations, contract manufacturing organizations, and partners such as Sanofi Genzyme; risks of third party claims alleging infringement of patents and proprietary rights or seeking to invalidate Principia’s patents or proprietary rights; and the risk that Principia’s proprietary rights may be insufficient to protect its technologies and product candidates. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the Principia’s business in general, see the risk factors set forth in Principia’s reports filed with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the period ended September 30, 2018. Any forward-looking statements contained in this press release speak only as of the date hereof, and Principia specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Principia Biopharma Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Collaboration revenue	$18,564	$1,512	$43,000	$1,873
Operating expenses:
Research and development	9,200	6,061	26,855	17,847
General and administrative	2,887	1,329	7,265	4,429
Total operating expenses	12,087	7,390	34,120	22,276
Income (loss) from operations	6,477	(5,878)	8,880	(20,403)
Other income (expense), net	206	274	(90)	102
Interest expense	—	(1,521)	—	(5,566)
Net income (loss)	$6,683	$(7,125)	$8,790	$(25,867)
Net income (loss) per common share
Basic	$—	$(12.26)	$—	$(46.85)
Diluted	$—	$(12.26)	$—	$(46.85)
Weighted-average shares used to calculate net income (loss) per common share
Basic	5,087,792	581,355	2,149,583	552,119
Diluted	6,144,492	581,355	3,096,952	552,119

Principia Biopharma Inc.

Summary Balance Sheet Data

(Unaudited)

(In thousands)

	September 30, 2018	December 31, 2017
Cash, cash equivalents and short-term investments	$188,292	$41,054
Total assets	200,573	43,503
Stockholders’ equity (deficit)	159,086	(143,462)

Investor Contact
Christopher Chai, CFO
ir@principiabio.com

Media Contact
Denise Powell
denise@redhousecomms.com